Exhibit 99.2

RISK FACTORS

Risks Relating to the Offering

Our ability to undertake future sales or distributions of ordinary shares may cause the market price of our ordinary shares to decline, irrespective of our financial performance

We cannot predict the effect, if any, that future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares prevailing from time to time. The sale of a substantial number of our ordinary shares into the public market, or the availability of these shares for future sale, could adversely affect the market price of our ordinary shares and could impair our ability to obtain additional capital in the future through an offering of equity securities at a time or at a price we deem appropriate.

As of December 9, 2005, we had 45,721,339 ordinary shares outstanding, 9,330,510 of which were held by the Cypress Entities. In addition, we had options outstanding to purchase an aggregate of 2,605,070 ordinary shares, Class A Warrants to purchase an aggregate of 2,650,000 ordinary shares, 785,525 ordinary shares (at an assumed market price of $25.49) issuable upon conversion of the 4.50% Senior Convertible Notes and 6,098,854 ordinary shares (at an assumed market price of $25.49) issuable upon conversion of the Hybrid Capital Units. The ordinary shares issuable upon the exercise of the Class A Warrants and the ordinary shares issuable upon conversion of our 4.50% Senior Convertible Notes have been registered pursuant to a registration statement that became effective on April 4, 2003, and they may be sold at any time and from time to time by the holders thereof in open market or privately negotiated transactions. The ordinary shares issuable upon settlement of the purchase contracts and the convertible preferred shares underlying our Hybrid Capital Units have been registered pursuant to a registration statement which became effective on April 24, 2003 and may be sold at any time and from time to time by the holders thereof in open market or privately negotiated transactions after the date of issuance. The Cypress Entities have demand and piggyback registration rights and are locked-up from selling their securities until December 31, 2005, unless certain events occur relating to sales by officers or directors or a change of control. Upon termination of this lock-up, and any lock-up entered into in connection with this offering, the Cypress Entities would be free to demand registration and the securities could be sold at any time and from time to time in the open market or in privately negotiated transactions.

If the persons holding Class A Warrants or options cause a large number of the ordinary shares underlying such securities to be sold in the market (or if the Cypress Entities were to sell a large number of their ordinary shares) or if the convertible holders or holders of the Hybrid Capital Units convert to our ordinary shares and then sell those ordinary shares, such sales could cause a decline in the market price for the ordinary shares.

We have a currently effective shelf registration statement permitting the public sale of up to $325 million of our securities, after taking into account the securities offered hereby, and we may in the future file a shelf registration statement for additional securities to be issued. Other than for a period of 90 days following this offering, we may issue ordinary shares from time to time as part of a general capital raising transaction or as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. Any such offering would dilute your ownership interest in us and our earnings.

Settlement provisions contained in the forward sale agreements and hedging activities subject us to certain risks

If we physically settle the forward sale agreements at maturity, we will receive in the aggregate from the forward purchasers approximately $150 million (which we refer to as the forward price), but the number of ordinary shares we deliver in the aggregate will vary depending on the market price of our ordinary shares during a 30 day trading period preceding each settlement date. If the market price of our ordinary shares is less than the floor price on the relevant day, we will issue a fixed number of ordinary shares. If the market price of our ordinary shares is less than the cap price but greater than the floor price, we will issue a number of our ordinary shares with a value equal to the pro-rated portion of the forward price. If the market price of our ordinary shares is greater than the cap price, we will issue a number of ordinary shares equal to the amount which would have been issued below the floor price reduced by a number of shares having a value equal to the difference between the floor price and cap price. Therefore, we bear no risk under the forward sale agreements if the price of our ordinary shares declines below the floor price and retain the appreciation in the price only up to the cap price.

We have the right to elect cash or net share settlement under the forward sale agreements. In either event, we would expect each forward purchaser under the forward sale agreements to purchase our ordinary shares in secondary market transactions in order to close out its short position. If the price of our ordinary shares is above the cap price, we would pay each forward purchaser an amount in cash (if we cash settle) equal to the difference or deliver a number of ordinary shares (if we net share settle) having a market value equal to that difference. If the price of our ordinary shares is below the floor price, each forward purchaser would pay us an amount in cash (if we settle) having a market value equal to that difference. In the case of either cash or net share settlement, no payment of either cash or shares would be made by either us or the forward purchasers if the price of our ordinary shares is between the floor price and the cap price. (These amounts would be adjusted for any portion of the applicable forward price for which we had received prepayment.) See ‘‘Description of Forward Sale Agreements’’.

The forward sale agreements may be terminated by the relevant forward purchaser under certain circumstances, including (i) if the forward purchaser is unable to borrow a sufficient number of our ordinary shares to hedge its position under the applicable forward sale agreement, (ii) if we declare a dividend in any quarter that exceeds $0.05 per share (or we make distributions of assets other than ordinary shares), or (iii) if we are a party to a merger or recapitalization in which holders of our ordinary shares receive cash or property other than the traded equity securities. Upon termination of the forward sale agreements, we may either elect to deliver ordinary shares in payment or we may pay or receive the termination amount under the contracts in cash. If we do so, under certain circumstances the ordinary shares may be required to be saleable in a private placement and at a discount which may be significant. In such case, we would not be entitled to receive the full purchase price under the forward sale agreements and would not necessarily issue the number of ordinary shares we would be required to issue pursuant to physical settlement of the forward sale agreements at maturity, since the termination payment would be based on the net termination value of the contract at the time.

The number of ordinary shares underlying the forward sale agreements may be reduced in the event that the relevant forward purchaser is unable to introduce the full number of shares underlying the forward sale agreements into the public markets (including as a result of the prospectus being unusable as a result of our possession of undisclosed information, including our earnings). Additionally, the forward purchasers may reduce the number of ordinary shares underlying the forward sale agreements to conform to the appropriate hedge ratio following publication of our earnings, which we currently anticipate to occur in February 2006. If the number of ordinary shares is reduced, the amount of the forwards would be reduced correspondingly and we would not be entitled to receive the full anticipated proceeds of the forward sale. It is not anticipated that any such reduction would reduce the number of ordinary shares (and thus proceeds) below 50% of the anticipated amount.

The forward purchasers and their affiliates will be simultaneously entering into hedges with respect to our ordinary shares. The forward purchasers and their affiliates will make their own determinations as to whether, when or in what manner any hedging or market activities in our securities will be conducted. Any of these market activities may affect the market price and volatility of our ordinary shares.

Our ordinary shares are subject to voting and transfer limitations

Under our articles of association, our board of directors (or its designee) is required, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, to decline to register any transfer of ordinary shares if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares, except that the Cypress Entities are each permitted to transfer ordinary shares to another Cypress Entity, so long as the number of ordinary shares beneficially owned directly or indirectly by the Cypress Entities in the aggregate does not exceed 24.9% of a class of our shares. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares (24.9% in the case of the Cypress Entities), the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. Similar restrictions apply to issuances and repurchases of ordinary shares by us. Our directors (or their designee) also may, in their absolute discretion, decline to register the transfer of any ordinary shares, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if they have reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or if they have reason to believe that registration of such transfer under the Securities Act of 1933, as amended, or the Securities Act, under any state ‘‘blue sky’’ or other U.S. securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us or any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction, the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. A transferor of ordinary shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such ordinary shares has been registered on our register of members. We are authorized to request information from any holder or prospective acquirer of ordinary shares as necessary to effect registration of any such transaction, and may decline to register any such transaction if complete and accurate information is not received as requested.

In addition, our articles of association generally provide that any person (or any group of which such person is a member) other than the Cypress Entities, holding directly, or by attribution, or otherwise beneficially owning our voting shares carrying 10% or more of the total voting rights attached to all of our outstanding voting shares, will have the voting rights attached to its voting shares reduced so that it may not exercise more than approximately 9.9% of such total voting rights. In addition, in the event the Cypress Entities hold directly or by attribution or otherwise beneficially own voting shares with more than 24.9% of the total voting rights of our voting shares, the voting rights of the Cypress Entities will be reduced so that they may not exercise in the aggregate more than approximately 24.9% of the total voting rights of our voting shares at any given time. Because of the attribution provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the rules of the Securities and Exchange Commission, or the SEC, regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record 10% or more of our voting shares. Further, our board of directors (or its designee) has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors (or its designee) discretion to disregard all votes attached to such shareholder's ordinary shares.

On April 7, 2005, our shareholders approved amendments to our articles of association permitting certain affiliates of The Cypress Group to own up to 24.9% of our ordinary shares and the issuance of ordinary shares to the Cypress Entities upon the conversion of the 7.00% Convertible Junior Subordinated Notes. On May 4, 2005, the Cypress Entities obtained insurance regulatory approval in Delaware and the United Kingdom to hold more than 10% of our outstanding shares. The Cypress Entities now collectively hold approximately 20.4% of our issued and outstanding ordinary shares.

Our articles of association make it difficult to replace directors and to effect a change of control

Our articles of association contain certain provisions that make it more difficult for the shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions may make more difficult the acquisition of control of Scottish Re by means of a tender offer, open market purchase, a proxy fight or otherwise, including by reason of the limitation on transfers of ordinary shares and voting rights described above. While these provisions are designed to encourage persons seeking to acquire control to negotiate with our board of directors, they could have the effect of discouraging a prospective purchaser from making a tender offer or otherwise attempting to obtain control and may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover.

Examples of provisions in our articles of association that could have such an effect include:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning 10% or more of the total voting rights attached to our ordinary shares will be reduced to approximately 9.9% of the total voting rights of our ordinary shares;

•	our directors must decline to register the transfer of ordinary shares on our share register that would result in a person owning 10% or more of any class of our shares and may declined certain transfers that they believe may have adverse tax or regulatory consequences;

•	shareholders do not have the right to act by written consent; and

•	our directors have the ability to change the size of the board of directors.

Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

The Cypress Entities currently own approximately 20.4% of our outstanding ordinary shares. Pursuant to a shareholders' agreement, as long as the Cypress Entities continue to hold the lesser of (i) 9.9% or more of the voting power of our voting securities on an as-converted basis or (ii) 35% or more of the securities purchased on an as-converted basis, the Cypress Entities have the non-assignable right to appoint one director and one non-voting observer to our board of directors. The Cypress Entities' share ownership and ability to nominate persons for election to the board of directors might provide the Cypress Entities with significant influence over potential change in control transactions.

Applicable insurance laws make it difficult to effect a change of control

Under applicable Delaware insurance laws and regulations, no person may acquire control of Scottish Re, Scottish Re (U.S.), Inc. or Scottish Re Life Corporation Limited, our Delaware insurance subsidiaries, unless that person has filed a statement containing specified information with the Delaware Insurance Commissioner and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our ordinary shares without obtaining the approval of the Delaware Insurance Commissioner would be in violation of Delaware's insurance holding company act and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the Delaware Insurance Commissioner. In addition, because of our ownership of Orkney Re, our South Carolina special purpose reinsurance captive, any person acquiring control of Orkney Re, directly or indirectly through acquiring control of us, would be required to obtain approvals from the South Carolina Director of Insurance.

In addition, many state insurance laws require prior notification to the state insurance department of a change in control of a non-domiciliary insurance company licensed to transact insurance in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of us, Scottish Re (U.S.), Inc. or Scottish Re Life Corporation Limited may require prior notification in the states that have pre-acquisition notification laws. These prior notice and prior approval laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Scottish Re Group Limited, including transactions that some or all of our shareholders might consider to be desirable.

Any change in control of Scottish Re Limited would need the approval of the U.K. Financial Services Authority, which is the body responsible for the regulation and supervision of the U.K. insurance and reinsurance industry.

Investors may have difficulties in suing or enforcing judgments against us in the United States

Scottish Re is a holding company incorporated under the laws of the Cayman Islands with its principal executive office in Bermuda. Certain of our directors and officers are residents of various jurisdictions outside the United States. All or a substantial portion of our assets and those of such directors and officers, at any one time, are or may be located in jurisdictions outside the United States. Although we have irrevocably agreed that we may be served with process in New York, New York with respect to actions arising out of or in connection with violations of United States Federal securities laws relating to offers and sales of ordinary shares made hereby, it could be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to recover against us or such directors and officers on judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws.

Our ability to pay dividends depends on our subsidiaries’ ability to distribute funds to us

We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay dividends on the ordinary shares, our perpetual preferred shares and our other preferred shares, and to pay debt service on any of our indebtedness, depends significantly on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends, advance money to us in the form of intercompany loans or make other payments. Our insurance company subsidiaries are subject to various state and foreign government statutory and regulatory restrictions applicable to insurance companies generally, that limit the amount of dividends, loans and advances and other payments to affiliates. If insurance regulators at any time determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

Risks Relating to Our Business

A downgrade in the financial ratings of our insurance subsidiaries could make us less competitive

Ratings are an important factor in attracting business in our life reinsurance business. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. Rating organizations assign ratings based upon several factors. Although most of the factors considered relate to the rated company, some of the factors take into account general economic conditions and circumstances outside the rated company’s control. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited are each rated ‘‘A− (excellent)’’, with a stable outlook, for financial strength by A.M. Best, which is fourth highest of sixteen rating levels, ‘‘A (strong)’’ for financial strength by Fitch Ratings, which is sixth highest of twenty-two rating levels, and ‘‘A− (strong)’’, with a stable outlook, for financial strength by Standard & Poor’s, which is seventh highest of twenty-two rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated ‘‘A3 (good)’’, with a negative outlook, for financial strength by Moody’s, which is seventh highest of twenty-one rating levels. Scottish Re Life Corporation is rated ‘‘A− (excellent)’’, with a stable outlook, for financial strength by A.M. Best Company, which is the fourth highest of sixteen rating levels. The objective of ratings organizations is to provide an opinion of an insurer’s financial strength and ability to meet ongoing obligations to its policyholders. These ratings are subject to periodic review by the relevant rating agency and may be revised downward or withdrawn at the sole discretion of the rating agency. In addition, these ratings are not an evaluation directed to investors in our securities and are not recommendations to buy, sell or hold our securities. A downgrade in or withdrawal of one or more ratings of any one of our insurance subsidiaries could adversely affect its ability to sell products, retain existing business (through recapture provisions and non-renewal) and compete for attractive acquisition opportunities.

Inadequate risk analysis and underwriting may result in a decline in our profits

Our success depends on our ability to accurately assess and manage the risks associated with the business that we reinsure. We have developed risk analysis and underwriting guidelines, policies, and procedures with the objective of controlling the quality of the business as well as the pricing of the risks we are assuming. Among other things, these processes rely heavily on our underwriting, our analysis of mortality trends and lapse rates, and our understanding of medical improvements and their impact on mortality. If these processes are inadequate or are based on inadequate information, we may not establish appropriate premium rates and our reserves may not be adequate to cover losses.

In addition, we are dependent on the original underwriting decisions made by, and information provided to us by, ceding companies. For example, we incurred a charge to net income of $10.4 million in the third quarter of 2003 when we discovered that one of our ceding insurers had underreported death claims to us over a three-year period. We are also subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. To the extent actual claims exceed our underlying assumptions, we will be required to increase our liabilities, which will reduce our profits in the period in which we identify the deficiency.

Reserves are estimates based on actuarial and statistical projections, at a given point in time, of what we ultimately expect to pay out on claims and benefits, based on facts and circumstances then known, predictions of future events, estimates of future trends in mortality, morbidity and other variable factors such as persistency, inflation and interest rates. Because of the many assumptions and estimates involved in establishing reserves, the reserving process is inherently uncertain.

Our estimation of reserves may be less reliable than the reserve estimations of a reinsurer with a greater volume of business and more established loss history. Actual losses and benefits may deviate, perhaps substantially, from estimates of reserves contained in our financial statements and could at times exceed our reserves. If our losses and benefits exceed our reserves, our earnings may significantly decline.

Our life reinsurance contracts and variable life insurance policies expose us to mortality risk

Adverse mortality risk is the risk that death claims may differ from the amount we assumed in pricing our reinsurance contracts and our variable life insurance policies. Mortality experience that is less favorable than the mortality rates that we assumed will negatively affect our net income. For example, in the second quarter of 2005 we experienced a higher than expected mortality, which negatively affected our net income.

Many of our competitors for reinsurance contracts and variable life insurance policies have longer operating histories, a broader risk pool and a different mix of business. As a consequence, our associated mortality risk exposure is likely to be greater in the aggregate, and its probability of loss less predictable, than that of a competitor with a broader risk pool. Furthermore, with mortality exposure, even if the total benefits paid over the life of the contract do not exceed the expected amount, sporadic timing of deaths can cause us to pay more benefits in a given accounting period than expected, adversely impacting short-term profitability in any particular quarter or year.

If our investment strategy is not successful, we could suffer unexpected losses

The success of our investment strategy is crucial to the success of our business. Specifically, we are subject to:

•	market value risk, which is the risk that our invested assets will decrease in value. This decrease in value may be due to a change in the yields realized on our assets and prevailing market yields for similar assets, an unfavorable change in the liquidity of the investment or an unfavorable change in the financial prospects or a downgrade in the credit rating of the issuer of the investment;

•	reinvestment risk, which is the risk that interest rates will decline and funds reinvested will earn less than expected; and

•	duration matching risk, which is the risk that liabilities are surrendered or mature sooner than anticipated and that we may have to sell assets at an undesirable time to provide for policyholder surrenders or withdrawals.

We attempt to address such risks in product pricing and in establishing policy reserves. If our assets do not properly match our anticipated liabilities or our investments do not provide sufficient returns to enable us to satisfy our guaranteed fixed benefit obligations then our profits and financial condition would deteriorate. Also, declines in the value of our investments that provide collateral for reinsurance contracts would require us to post additional collateral.

In addition, our investment portfolio includes mortgage-backed securities, known as MBSs, and collateralized mortgage obligations, known as CMOs. As of September 30, 2005, MBSs and CMOs constituted approximately 19.1% of our invested assets. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and MBSs and CMOs are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

We may also enter into foreign currency, interest rate and credit derivatives and other hedging transactions in an effort to manage risks. Structuring these derivatives and hedges so as to effectively manage these risks is an inherently uncertain process. If our calculations are incorrect, or if we do not properly structure our derivatives or hedges, we may have unexpected losses and our assets may not be adequate to meet our needed reserves, which could adversely affect our business, earnings and financial condition.

General economic conditions affect the markets for interest-rate-sensitive securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected changes in general economic conditions could create volatility or illiquidity in these markets in which we hold positions and harm our investment return.

Acquisitions expose us to operational and other risks

We have completed three major acquisitions since 2001, including the acquisition of the in-force individual life reinsurance business of ING on December 31, 2004, and we may make future acquisitions, either of companies or other selected blocks of business. While we will evaluate business opportunities on a regular basis, we may not be successful in identifying any attractive acquisitions. We may not have, or be able to raise on acceptable terms, sufficient financial resources to make acquisitions. In addition, the completed acquisitions and any other acquisitions we make are subject to all of the risks inherent in an acquisition strategy, including:

•	integrating the acquired financial and operational systems;

•	establishing satisfactory budgetary and other financial and accounting controls;

•	funding increased capital needs and overhead expenses;

•	obtaining management personnel required for expanded operations;

•	funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; and

•	the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected.

Our failure to manage successfully these operational challenges and risks may impact our results of operations. In addition, disputes can arise over the terms of any acquisition. For example, in connection with the acquisition of Scottish Re Life Corporation, formerly ERC Life Reinsurance Corporation, we are currently in mediation with the seller over the representations made to us at the time of sale. Also, growth by acquisition may divert a substantial amount of management time that would otherwise be devoted to our operations.

In certain reinsurance contracts we do not maintain control of the invested assets, which may limit our ability to control investment risks on these assets and may expose us to credit risk of the ceding company

As part of our business we enter into reinsurance agreements on a modified coinsurance and funds withheld coinsurance basis. In these transactions, the ceding insurance company retains the assets supporting the ceded business and manages them for our account. As of September 30, 2005, $1.9 billion of assets were held by ceding companies under such agreements and were recorded under ‘‘funds withheld at interest’’ on our balance sheet. Although the ceding company must adhere to general standards agreed to by us for the management of these assets, we do not control the selection of the specific investments or the timing of the purchase or sale of investments made by the ceding company. Accordingly, we may be at risk if the ceding company selects investments that deviate from our agreed standards or if the ceding company performs poorly in the purchase, sale and management of those assets. In addition, these assets are not segregated from the ceding company’s other assets, and we may not be able to recover all of these assets in the event of the insolvency of the ceding insurer. In certain other reinsurance arrangements, we may place assets in a trust in order to provide the ceding company with credit for reinsurance on its financial statements. Although we generally have the right to direct the investment of assets in these trusts, in the event of the insolvency of the ceding company, its receiver may attempt to take control of those assets.

Interest rate fluctuations could lower the income we derive from the difference between the interest rates we earn on our investments and interest we pay under our reinsurance contracts

Significant changes in interest rates expose us to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts.

Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our contracts that reinsure life insurance policies or annuities with cash value components. A majority of our annuity and certain other products have multi-year guarantees and guaranteed floors on their crediting rates.

During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our contracts that reinsure annuities or life insurance policies with cash value components. We may not, however, have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates under our reinsurance contracts. Although we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, significant changes in interest rates caused by factors beyond our control such as changes in governmental monetary policy or political conditions may negatively affect our interest rate spreads.

Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance of these products.

A prolonged economic downturn could reduce the demand for annuity and life insurance products, which could substantially reduce our revenues

A prolonged general economic downturn or poor performance of the equity and other capital markets could lower the demand for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the demand for annuities or life insurance decreased.

Policyholder withdrawals or recaptures of reinsurance treaties could force us to sell investments at a loss and take a larger than anticipated charge for amortization of deferred acquisition costs

Some of the products offered by our insurance subsidiaries and some of the products offered by primary insurance companies that we reinsure allow policyholders and contract holders to withdraw their funds under defined circumstances. In addition, our reinsurance agreements may provide for recapture rights on the part of our insurance company customers. Recapture rights permit these customers to reassume all or a portion of the risk formerly ceded to us after an agreed upon time, usually 10 years, subject to various conditions or upon a downgrade of any of our financial strength ratings or our failure to satisfy other financial conditions. Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to our insurance company customers.

In addition, when we issue a new insurance policy or annuity contract or write a reinsurance contract, we defer a portion of the related acquisition costs by establishing a deferred acquisition cost asset on the balance sheet. This asset is amortized over the expected term of the acquired business based on certain assumptions about the performance and persistency of that business and investment experience. To the extent surrender, withdrawal or recapture activity is greater than we assumed, or investment experience is worse than we assumed, we may incur a non-cash charge to write down the deferred acquisition cost asset. Any such charge may be partially offset by recapture and surrender fees.

One of our customers exercised a right of recapture in April 2001, requiring us to pay $185.7 million to the customer. Because we had expected the recapture, we did not have to dispose of assets at a loss and we had already fully amortized the deferred acquisition costs. In December 2002, another of our customers exercised a right of recapture requiring us to pay $49.3 million to the customer. In that case, we did not have to dispose of assets at a loss and we recovered all of our unamortized deferred acquisition costs relating to the transaction. However, because recapture rights can be triggered by circumstances, which may be unforeseeable, such as rating decreases or production shortfalls, we may not be able to anticipate future recaptures and make adequate preparations to reduce their impact on us. If recaptures occur and we do not make adequate preparations, our earnings and financial condition could decline.

With regard to our business generally, the outcome of current industry investigations may have an adverse impact

The attorneys general and the insurance departments of New York and numerous other states have announced investigations of insurance broker compensation arrangements, bid-rigging and other practices within the insurance industry, and may propose changes in the regulation of broker compensation arrangements and disclosure. Some regulators have also announced investigations into proper uses of finite reinsurance. We received a letter of inquiry from the Delaware Department of Insurance in November 2004 as part of its review of Delaware domestic insurance companies and their arrangements and dealings with producers acting as brokers to which we responded in November 2004. We have not been contacted by any other government agency (including through receipt of a subpoena) in connection with these investigations. It is impossible to predict the outcomes of these investigations, whether they will expand into other industry practices not yet contemplated, whether they will result in changes in insurance regulation or practices, or the impact, if any, of this increased regulatory scrutiny of the insurance industry on us or on the liquidity or trading prices of the ordinary shares.

Government subpoenas we have received may create negative publicity and the risk of regulatory action

We have received separate subpoenas from the staff of the SEC and the Permanent Subcommittee on Investigations of the United States Senate Committee on Homeland Security and Governmental Affairs ("PSI"). The SEC subpoena seeks documents and other information regarding transactions and trading involving Scottish Re securities by certain former officers and directors of Scottish Re (each of whom left those positions by mid-year 2001), by certain original shareholders of Scottish Re, and by our current Chairman. The PSI subpoena is in connection with the PSI's general review of compliance with anti-money laundering, tax and securities laws and regulations related to financial transactions by individuals and domestic and offshore entities. The PSI subpoena seeks documents regarding the formation of Scottish Re, certain wealth management products and transactions involving the individuals mentioned above. Scottish Re is fully cooperating with these inquiries. While it is premature for us to assess the scope or any potential outcome to us of these inquiries, including any potential enforcement actions involving us, these inquiries may result in negative publicity and could have an adverse affect on Scottish Re.

We take counter-party risk with respect to our retrocessionaires

We cede some of the business that we reinsure to other reinsurance companies, known as retrocessionaires. We assume the risk that the retrocessionaire will be unable to pay amounts due to us because of its own financial difficulties. The failure of our retrocessionaires to pay amounts due to us will not absolve us of our responsibility to pay ceding companies for risks that we reinsure. Failure of retrocessionaires to pay us could materially harm our business, results of operations and financial condition.

Terrorist attacks and related events may adversely affect our business and results of operations

The terrorist attacks on the United States and ensuing events or any future attacks may have a negative impact on our business and results of operations due to the loss of lives that we insure or reinsure and the impact on the U.S. and global economies and the demand for our products. Our reinsurance programs, including our catastrophe coverage, limited our net losses in individual life claims relating to the September 11, 2001 terrorist attacks to approximately $750,000. We continue to utilize reinsurance programs, including catastrophe coverage, to limit any future losses relating to such events. We cannot assure you, however, that if there are future terrorist attacks, our business, financial condition or results of operations will not be adversely affected.

We have risks associated with our international operations

In 2004, approximately 21% of our earned premiums came from our international operations. Our plan to grow our international operations subjects us to various risks. In addition to the regulatory and foreign currency risks we identify later in this section, these risks include:

•	volatility in earnings arising out of mortality swings in the initial years of operating in new markets;

•	political and economic instability as well as armed conflict in these regions;

•	uncertainty arising out of foreign government sovereignty over our international operations; and

•	uncertainty regarding potentially adverse tax consequences, including the ability to repatriate earnings.

The loss of any of our key employees or our inability to retain them could negatively impact our business

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. We rely substantially upon the services of Scott E. Willkomm, our Chief Executive Officer, Paul Goldean, our General Counsel, David Huntley, the Chief Executive Officer of Scottish Re Holdings Limited, Gregory P. Winn, our Chief Investment Officer, Hugh McCormick, our Executive Vice President of Corporate Development, Dean E. Miller, our Chief Financial Officer, Oscar R. Scofield, the Chairman of Scottish Re (U.S.), Inc., Seth Vance, the Chief Executive Officer of Scottish Holdings, Inc., and Clifford J. Wagner, our Chief Actuary. Each of the foregoing members of senior management have employment agreements and we maintain $5,000,000 key man life insurance policies for Mr. Scofield and $2,500,000 key man life insurance policies for each of Mr. Willkomm and Mr. Wagner. The loss of the services of members of our senior management, or our inability to hire and retain other talented personnel from the very limited pool of qualified insurance professionals, could delay or prevent us from fully implementing our business strategy which could harm our financial performance.

We are exposed to foreign currency risk

Our functional currency is the United States dollar. However, our U.K. subsidiaries, Scottish Re Holdings Limited and Scottish Re Limited, maintain operating expense accounts in British pounds, parts of their investment portfolio in Euros and British pounds and receive other currencies in payment of premiums. All of Scottish Re Limited’s original U.S. business is settled in United States dollars, all Canadian, Latin American and certain Asia and Middle East business is converted and settled in United States dollars, and all other currencies are converted and settled in either Euros or British pounds. The results of the business recorded in Euros or British pounds are then translated to United States dollars. Scottish Re Limited attempts to limit substantial exposures to foreign currency risk, but does not actively manage currency risks. To the extent our foreign currency exposure is not properly managed or otherwise hedged, we may experience exchange losses, which in turn would lower our results of operations and harm our financial condition.

Our insurance subsidiaries are highly regulated, and changes in these regulations could harm our business

Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, advertising, acceptability of collateral for purposes of taking credit for reinsurance, policy forms, affiliate transactions, changes of control and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

•	establish solvency requirements, including minimum reserves and capital and surplus requirements;

•	limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

•	impose restrictions on the amount and type of investments we may hold; and

•	require assessments to pay claims of insolvent insurance companies.

The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

If Scottish Re or any of our subsidiaries were to become subject to the laws of a new jurisdiction where Scottish Re or that subsidiary is not presently admitted, they may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could harm our financial results and operations.

On October 17, 2005, the Council of the European Commission adopted a directive to introduce a harmonized framework for the authorization and supervision of EU reinsurers (the ‘‘Reinsurance Directive’’). Once implemented by EU Member States, the Reinsurance Directive will introduce a single passport system for reinsurers similar to that which currently applies to direct insurers. This will mean that EU reinsurers such as our Irish subsidiary, Scottish Re (Dublin) Limited, will be authorized by their home state supervisor and will, on that basis, be entitled to transact business anywhere in the European Union either under the rules of ‘‘freedom of establishment’’ or under the ‘‘freedom of services’’ rules.

Some key provisions of the Reinsurance Directive for life reinsurers such as Scottish Re (Dublin) Limited include the following:

•	EU reinsurers will be required to limit their purposes to the business of reinsurance and related operations.

•	EU reinsurers will be obliged to establish adequate technical reserves to cover their reinsurance obligations. Additionally, reinsurers will be required to invest the assets covering their technical reserves and their equalization reserves (which are required in the case of credit reinsurers) in accordance with a prescribed set of rules. These rules require a reinsurer to match its investments to its expected claims payments and also require diversity across asset classes and counterparties. Investments in derivatives are permitted only to reduce investment risks or to facilitate efficient portfolio management. In addition, home Member States are permitted to require reinsurers to also comply with the more quantitative rules set out in the Reinsurance Directive provided they are prudentially justified.

•	EU reinsurers will be obliged to maintain a solvency margin consisting of the assets of the reinsurer ‘‘free of any foreseeable liabilities’’ less any intangible items. Subject to an absolute minimum of EUR 3.0 million, in the case of life reinsurers, the required solvency margin will be based on the higher of a premium basis or a claims basis calculation. In respect of premiums, a ratio of 18% will apply on the first EUR 50.0 million, with 16% applying on the excess. In respect of claims, a ratio of 26% will apply on the average burden of claims determined by reference to a number of preceding financial years up to EUR 35.0 million with 23% applying on the excess. (For unit linked business, home Member States may require the solvency margin to be calculated in accordance with the rules set out in the Reinsurance Directive applicable to direct life assurance companies).

•	One-third of the required solvency margin will constitute a minimum guarantee fund, which must be not less than EUR 3.0 million.

•	Member States of the EU will have a period of two years from the coming into force of the Reinsurance Directive in which to implement such directive into their domestic law. However, the Irish Financial Services Regulatory Authority, or Irish Financial Regulator, has stated that it intends to transpose the Reinsurance Directive into Irish law in early 2006.

•	As regards transitional arrangements, the Reinsurance Directive provides that Member States may allow EU reinsurers which are carrying on business at the date of entry into force of the Reinsurance Directive, two years within which to comply with, inter alia, the requirements regarding establishment of technical provisions and reserves and relating to the solvency margin and the guarantee fund described above. However, the Irish Financial Regulator has embarked on a consultation process with industry on grandfathering requirements for existing reinsurers such as Scottish Re (Dublin) Limited and its current thinking suggests that Irish reinsurers would be expected to comply with the requirements of the Reinsurance Directive regarding the establishment of technical provisions within six months of the Reinsurance Directive being transposed into Irish law. Furthermore, it is expected that Irish reinsurers would be required to comply with the solvency margin requirements and the investment rules described above within 12 months of the transposition of the Reinsurance Directive into Irish law.

All Irish reinsurers, including Scottish Re (Dublin) Limited, will be required to submit a Reinsurance Grandfathering Compliance Submission to the Irish Financial Regulator showing how they will comply with the new regulatory requirements. If Scottish Re (Dublin) Limited was not already in compliance or was unable to demonstrate that it had a compliance plan acceptable to the Irish Financial Regulator, then it might not be allowed by the Irish Financial Regulator to continue to carry on reinsurance business.

We may not be able to grow as quickly as we have in the past

Much of our growth, particularly in 2005, has been fueled by acquisitions. Our ability to grow through acquisitions depends, among other things, on our ability to identify attractive acquisition candidates. In addition, to the extent that consolidation of the domestic life reinsurance industry leads to an improved pricing environment for reinsurers, such pricing increases may be offset by larger retentions, the amount of risk our clients retain. While international markets in Europe and Asia may offer better long-term prospects for growth, the timing of the growth is uncertain and is not likely to offset any slow-down in the domestic life reinsurance industry (which accounts for two-thirds of life reinsurance premiums globally).

Life reinsurance is a highly competitive industry, which could limit our ability to gain or maintain our competitive position

The life reinsurance industry is highly competitive, and we encounter significant competition from other reinsurance companies, as well as competition from other providers of financial services. Competition in the reinsurance business is based on price, financial strength ratings, reputation, experience, relationships and service. Many of our competitors are significantly larger, have greater financial resources and have longer operating histories than we do. Competition from other reinsurers could adversely affect our competitive position. We consider our major competitors to include Swiss Re, Reinsurance Group of America Inc., Munich American Reassurance Company, Generali USA Life Re, Canada Life and Transamerica Reinsurance.

Risks Relating to Taxation

If Scottish Re or any of its non-U.S. subsidiaries is determined to be conducting business in the United States we could be liable for U.S. federal income taxes

Scottish Re is a holding company incorporated under the laws of the Cayman Islands with its principal executive office in Bermuda. Scottish Re and its non-U.S. subsidiaries believe they have operated and intend to continue operating in a manner such that neither Scottish Re nor any of its

non-U.S. subsidiaries should be treated as engaging in a trade or business in the United States and thus should not be subject to U.S. federal income taxation on net income. Because there are no definitive standards provided by the Code, regulations or court decisions there is considerable uncertainty as to which activities constitute being engaged in the conduct of a trade or business within the United States and as the determination is essentially factual in nature, the United States Internal Revenue Service, or the IRS, could contend that Scottish Re or one or more of its non-U.S. subsidiaries, is engaged in a trade or business in the United States for U.S. federal income tax purposes, and thus may be subject to U.S. federal income tax and ‘‘branch profits’’ tax on net income. The highest marginal federal income tax rates currently are 35% for a corporation’s income that is effectively connected with a U.S. trade or business and 30% for the ‘‘branch profits’’ tax unless the ‘‘branch profits’’ tax is reduced by an applicable income tax treaty.

If Scottish Re or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or a passive foreign investment company or if any of our non-U.S. insurance subsidiaries generate more than a permissible amount of related person insurance income, U.S. persons who own our ordinary shares may be subject to U.S. federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of our ordinary shares

We believe that we were not a controlled foreign corporation or a passive foreign investment company, nor have we generated an impermissible amount of related person insurance income for the year ended December 31, 2004. Although no assurances can be given, based upon (i) our current beliefs with respect to the dispersion of our share ownership and (ii) our financial information for the period ending September 30, 2005, we do not expect to be a controlled foreign corporation or a passive foreign investment company or to generate an impermissible amount of related person insurance income for the current year or in the future but we cannot be certain that this will be the case because some of the preceding facts are beyond our control. Our shareholders who are U.S. persons may be required to include in gross income for U.S. federal income tax purposes our undistributed earnings if we are treated as a controlled foreign corporation or a passive foreign investment company or if we have generated more than a permissible amount of related person insurance income. In addition, in certain cases gain on the disposition of our ordinary shares may be treated as ordinary income.

Controlled Foreign Corporation. Each U.S. 10% holder of a controlled foreign corporation on the last day of the controlled foreign corporation’s taxable year generally must include in gross income for U.S. federal income tax purposes such shareholder’s pro-rata share of the controlled foreign corporation’s subpart F income, even if the subpart F income has not been distributed. For purposes of this discussion, the term ‘‘U.S. 10% holder’’ includes only persons who, directly or indirectly through non-U.S. entities (or through the application of certain ‘‘constructive’’ ownership rules, which we refer to as constructively), own 10% or more of the total combined voting power of all classes of stock of the foreign corporation. In general, a non-U.S. company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 50% of the total combined voting power or value of the company’s stock for an uninterrupted period of 30 days or more during any year and a non-U.S. insurance company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 25% of the total combined voting power or value of the company’s stock for an uninterrupted period of 30 days or more during any year.

At the present time, our largest aggregate shareholder, the Cypress Entities, owns collectively approximately 20.4% of our ordinary shares. In order to lessen the risk that Scottish Re or any of its non-U.S. subsidiaries could be characterized as a controlled foreign corporation, our articles of association prohibit the ownership by any person of shares that would equal or exceed 10% (or in the case of the Cypress Entities that would exceed 24.9%) of any class of the issued and outstanding Scottish Re shares and provide a ‘‘voting cutback’’ that would, in certain circumstances, reduce the voting power with respect to Scottish Re shares to the extent necessary to prevent the Cypress Entities from owning more than 24.9% of the voting power of Scottish Re, and any other person owning more than 9.9% of the voting power of Scottish Re. We believe, although not free from doubt, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Cypress Entities) and the provisions of our articles of association restricting the transfer, issuance and voting power of our shares should prevent any person (other than certain potential U.S. affiliates of the Cypress Entities) from becoming a U.S. 10% holder of Scottish Re; however, we cannot be certain of this belief because of factual uncertainties and some of these provisions have not been directly passed on by the IRS, or by any court, in this context.

If, however, one or more U.S. persons owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of our voting stock were to acquire separately or in the aggregate 25% of the vote or value of the stock of Scottish Re, our non-U.S. insurance subsidiaries would be treated as controlled foreign corporations. In addition, Scottish Re and its other (non-insurance) non-U.S. subsidiaries would be characterized as controlled foreign corporations if such U.S. persons were to acquire more than 50% of the vote or value of the stock of Scottish Re. In either case, any such U.S. 10% shareholder would be required to include in gross income its pro-rata share of subpart F income of Scottish Re and/or its non-U.S. subsidiaries.

Related Person Insurance Income. If (i) any of our non-U.S. insurance subsidiaries’ related person insurance income, or RPII, determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year, (ii) direct or indirect insureds and persons related to such insureds were to own directly or indirectly 20% or more of the voting power or value of Scottish Re’s stock or any of our non-U.S. insurance subsidiaries’ stock, and (iii) U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) directly, indirectly or constructively own collectively by voting power or value 25% or more of our aggregate shares (taking into account the relative vote and value of different classes of shares), such U.S. persons who directly or indirectly own our ordinary shares on the last day of the taxable year would be required to include the U.S. person’s pro-rata share of our non-U.S. insurance subsidiaries’ RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such RPII were distributed proportionately to U.S. persons at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Related person insurance income is generally underwriting premium and related investment income attributable to insurance or reinsurance policies when the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. holders. At present, we believe that our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described herein because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of Scottish Re’s non-U.S. insurance subsidiaries (or any person related to such insureds) should be less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, although no assurances can be given, we do not believe that the 20% gross insurance income threshold has been met and we do not expect such threshold to be met in the future but we cannot be certain of the preceding belief because certain of the preceding facts are beyond our control.

If we are characterized as a controlled foreign corporation under the RPII provisions, U.S. persons who directly or indirectly own our ordinary shares on the last day of such taxable year would be required to include the U.S. person’s pro-rata share of the relevant non-U.S. insurance subsidiaries’ RPII for the portion of the taxable year during which any such non-U.S. insurance subsidiary was a controlled foreign corporation under the RPII provisions in its gross income for U.S. federal income tax purposes, determined as if such RPII were distributed proportionately to such U.S. person at that date, taking into account any differences existing with respect to the distribution rights applicable to different classes of shares.

Dispositions of Our Ordinary Shares. If we are considered to be a controlled foreign corporation, any gain from the sale or exchange of our ordinary shares by a U.S. 10% holder of our shares may be treated as ordinary income to the extent of our earnings and profits during the period that such shareholder held our ordinary shares (with certain adjustments).

If we are considered to have RPII and U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) collectively own directly, indirectly or constructively 25% or more of the voting power or value of our aggregate shares (taking into account the relative vote and value of different classes of shares), any gain from the disposition of our ordinary shares by a U.S. 10% holder will generally be treated as ordinary income to the extent of such U.S. holder’s portion of our undistributed earnings and profits that were accumulated during the period that the U.S. holder owned the ordinary shares (with certain adjustments). In addition, such U.S. holder will be required to comply with certain reporting requirements, regardless of the amount of ordinary shares owned directly or indirectly. However, because Scottish Re is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business, we do not believe that sale of Scottish Re ordinary shares should be subject to these rules. The IRS, however, could interpret the proposed regulations, or the proposed regulations could be promulgated in final form, in a manner that would cause these rules to apply to dispositions of our ordinary shares.

Passive Foreign Investment Company. In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our ordinary shares, Scottish Re cannot be characterized as a passive foreign investment company, or PFIC, in any year in which such U.S. person is a shareholder. In general, a non-U.S. corporation is a PFIC for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. Passive income does not, however, include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Although we believe that Scottish Re and its non-U.S. subsidiaries, taken as a whole, are engaged predominantly in insurance and reinsurance activities that involve significant risk transfer and that are otherwise activities of a type normally undertaken by insurance or reinsurance companies, and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, it is possible that the IRS could take the position that we are a PFIC. Although we do not believe that we are or will be a PFIC, the IRS or a court could concur that we are a PFIC with respect to any given year.

If we are a controlled foreign corporation or if any of our non-U.S. insurance subsidiaries generate RPII, U.S. tax-exempt organizations that own our ordinary shares may recognize unrelated business taxable income

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% holder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. persons should be allocated subpart F insurance income, potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our convertible preferred shares or ordinary shares

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. persons would be required to include in their gross income the subpart F income or the RPII of a controlled foreign corporation are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Future transactions may limit our ability to use our net operating loss carryforwards

As of December 31, 2004, we had actual net operating loss carryforwards, or NOLs, of approximately $106 million. These NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. It is possible that the transactions described in this prospectus supplement, when combined with future transactions (including issuances of new ordinary shares and sales of our ordinary shares), would cause us to undergo an ownership change. In that event, we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by Section 382.

If we do not receive further undertakings from the Cayman Islands, we may become subject to taxes in the Cayman Islands in the future

Scottish Re and our Cayman Islands subsidiaries, Scottish Annuity & Life Insurance Company (Cayman) Ltd. and The Scottish Annuity Company (Cayman) Ltd., have received undertakings from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2028 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd., and until the year 2024 with respect to The Scottish Annuity Company (Cayman) Ltd., (1) no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re and its Cayman Islands subsidiaries and (2) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries. We could be subject to Cayman Islands taxes after the applicable dates.

If Bermuda law changes, we may become subject to taxes in Bermuda in the future

Bermuda currently imposes no income tax on corporations. The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has assured us that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Scottish Re or any of our Bermuda subsidiaries until March 28, 2016. Scottish Re or any of our Bermuda subsidiaries could be subject to Bermuda taxes after that date.

The impact of letters of commitment from Bermuda and the Cayman Islands to the Organization for Economic Cooperation and Development to eliminate harmful tax practices may impact us

The Organization for Economic Cooperation and Development, or OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002, and updated as of June 2004, Bermuda and the Cayman Islands were not listed as uncooperative tax haven jurisdictions because each had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.